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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) - February 7, 2003


                            SOTHEBY'S HOLDINGS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             MICHIGAN                       1-9750              38-2478409
  -------------------------------     ----------------     ------------------
  (State or other jurisdiction of     (Commission File        (IRS Employer
   incorporation or organization)          Number)         Identification No.)


       38500 Woodward Avenue, Suite 100
          BLOOMFIELD HILLS, MICHIGAN                           48304
     ----------------------------------------              ------------
     (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code: (248) 646-2400



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ITEM 2. Acquisition or Disposition of Assets

On February 7, 2003, Sotheby's Holdings, Inc. (the "Company") sold its headquarters building located at 1334 York Avenue, New York, NY (the "Building") to RFR Holding, LLC ("RFR") for $175 million in cash. Net sale proceeds after deducting taxes and fees related to the transaction were approximately $167 million.

The Company leased the Building back from RFR for an initial 20-year term, with options to extend the lease for two additional 10-year terms. Rental payments during the initial term are approximately $18 million per year, escalating 7% every three years during the term of the lease. The lease will be classified as a capital lease. The resulting capital lease asset and capital lease obligation will be recorded in the Company's consolidated balance sheet at approximately $173 million.

The sale resulted in a gain of approximately $24 million, which will be deferred and amortized over the initial 20-year term of the lease.

Net cash proceeds received from the sale of the Building enabled the Company to repay $100 million in short-term borrowings under the senior secured term facility (the "Term Facility") of the Company's credit agreement (the "Amended and Restated Credit Agreement") and to fund the $20.1 million fine imposed on the Company by the European Commission. The remaining proceeds will be used for general corporate purposes.

The expected material impacts of the sale-leaseback transaction on the Company's consolidated results for the year ended December 31, 2003 will be as follows:

(i) a net increase in interest expense of approximately $9 million, which consists of approximately $16 million in interest expense attributable to the capital lease obligation partially offset by savings of approximately $7 million as a result of lower short-term borrowings; and

(ii) a net increase in depreciation expense of approximately $5 million, which consists of approximately $8 million in depreciation expense attributable to the capital lease asset partially offset by a reduction in depreciation expense of approximately $3 million resulting from the sale of the Building, as well as the amortization of the gain on sale over the initial lease term.



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In the future, annual interest expense associated with the capital lease obligation will decrease each year during the initial lease term due to rental payments made by the Company to reduce the capital lease obligation.

ITEM 5. Other Events

On February 7, 2003, the Company extended the maturity date of the Amended and Restated Credit Agreement from February 11, 2003 to February 6, 2004 for a total borrowing capacity of $75 million, which includes a $20 million term loan. The reduced borrowing capacity is primarily the result of the Company's decreased borrowing needs subsequent to the closing of the sale-leaseback transaction described in Item 2 above.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include the overall strength of the international economy and financial markets, competition with other auctioneers and art dealers, the volume of consigned property and the marketability at auction of such property, final resolution of antitrust related matters and the successful implementation of the Company's restructuring plans.



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                            SOTHEBY'S HOLDINGS, INC.
                                AND SUBSIDIARIES




                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       SOTHEBY'S HOLDINGS, INC.



                                       By:     /s/ MICHAEL L. GILLIS
                                               ---------------------------
                                               Michael L. Gillis
                                               Senior Vice President,
                                               Controller and Chief
                                               Accounting Officer


                                       Date:   February 14, 2003